EXHIBIT 2.1
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
FOR IMMEDIATE RELEASE
14 May 2025
RECOMMENDED FINAL* CASH ACQUISITION
of
H&T GROUP PLC
by
CHESS BIDCO LIMITED
(an indirect wholly-owned subsidiary of FirstCash Holdings, Inc.)
to be implemented by means of a scheme of arrangement under
Part 26 of the Companies Act 2006
Summary
•The boards of directors of Chess Bidco Limited (“Bidco”) and H&T Group plc (“H&T”) are pleased to announce that they have reached agreement on the terms of a recommended final* cash acquisition, pursuant to which Bidco, a newly-formed indirect wholly-owned subsidiary of FirstCash Holdings, Inc. (“FirstCash”), will acquire the entire issued and to be issued share capital of H&T.
•Under the terms of the Acquisition, each H&T Shareholder will be entitled to receive:
for each H&T Share held: 661 pence in cash (the “Offer Value”)
comprising:
•650 pence in cash from Bidco (the “Cash Consideration”); and
•the final dividend of 11 pence per H&T Share due to be paid on 27 June 2025, subject to approval by H&T Shareholders on 15 May 2025 (the “Permitted Dividend”).
•The Offer Value represents a premium of approximately:
•44% to the closing price of 458 pence per H&T Share as at the close of business on the Latest Practicable Date;
•71% to the volume-weighted average closing price of 385 pence per H&T Share for the 3-month period ended at the close of business on the Latest Practicable Date; and
•78% to the volume-weighted average closing price of 372 pence per H&T Share for the 6-month period ended at the close of business on the Latest Practicable Date.
*    The financial terms of the Acquisition are final* and will not be increased or improved, except that Bidco reserves the right to increase the amount of the Cash Consideration (i) if there is an announcement on or after the date of this announcement of a possible offer or a firm intention to make an offer for H&T by a third party or (ii) with the consent of the Panel (which will be granted only in wholly exceptional circumstances).

•The terms of the Acquisition value the entire issued and to be issued share capital of H&T at approximately £297 million on a fully diluted basis and imply an enterprise value of H&T on a pre-IFRS 16 basis of approximately £351 million.
•If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital or value is announced, declared, made or paid or becomes payable in respect of H&T Shares (other than the Permitted Dividend), or if the Permitted Dividend exceeds 11 pence per H&T Share, Bidco will reduce the consideration payable under the terms of the Acquisition by an amount per H&T Share up to the amount of such dividend and/or distribution and/or return of capital or value (or, in the case of the Permitted Dividend, by the amount in excess of 11 pence per H&T Share). In such circumstances, H&T Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made or paid.
•It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.
Background to and reasons for the Acquisition
•FirstCash has a long-standing strategy with existing pawn operations and a track record of successfully expanding its operations further in strategic US and Latin American markets, having opened or acquired 1,365 pawn stores since 2017.
•H&T represents a compelling opportunity for FirstCash to expand its operations into the UK. The acquisition of H&T builds on FirstCash’s strong strategic momentum and is expected to expand FirstCash’s geographic reach, unlock further growth opportunities, enhance scale and operational leverage and add experienced UK-based leadership, as well as being financially compelling.
•The combination of FirstCash and H&T will create the largest publicly traded pawn platform in the US, Latin America and the UK.
Recommendation
•The H&T Directors believe that the Offer Value represents an attractive opportunity for H&T Shareholders to realise an immediate cash return at a significant premium to the recent trading price for their H&T Shares.
•The H&T Directors, who have been so advised by each of Canaccord Genuity and Shore Capital as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its financial advice to the H&T Directors, Canaccord Genuity and Shore Capital have taken into account the commercial assessments of the H&T Directors. Canaccord Genuity and Shore Capital are providing independent financial advice to the H&T Directors for the purposes of Rule 3 of the Code.
•Accordingly, the H&T Directors intend to recommend unanimously that H&T Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, in the event that the Acquisition is implemented by way of a Takeover Offer, to accept or procure the acceptance of the Takeover Offer), as those H&T Directors who are interested in H&T Shares have irrevocably undertaken to do in respect of their aggregate beneficial holdings of 249,938 H&T Shares (representing approximately 0.57% of H&T’s issued share capital as at the close of business on the Latest Practicable Date).
Background to and reasons for the recommendation
•H&T is the UK’s largest pawnbroker and a leading retailer of high quality new and pre-owned jewellery and watches. With 285 stores across the UK, H&T provides a range of transparent and accessible financial products tailored for a customer base which has limited access to, or is excluded from, the traditional banking sector. H&T’s stores are located in towns and cities across England, Scotland and Wales, embodying their commitment to accessibility and community.
•The board of H&T received an unsolicited non-binding proposal from FirstCash to acquire H&T in December 2024. This was rejected by the H&T board. Over the next month H&T received three further proposals, each of which was rejected. However, following the fourth proposal, the H&T board and its advisers engaged with FirstCash and its advisers, to provide information on H&T and access to management. The Offer Value follows extensive discussions and negotiations between H&T, H&T’s advisers and FirstCash, which resulted in a number of further proposals and a meaningful increase in value to the Offer Value.
•The H&T Directors believe that the Offer Value represents an attractive opportunity for shareholders to realise the full value of their investment in cash and at a level that fairly reflects H&T’s prospects, taking into account its market position, long-term strategy, and the broader macroeconomic environment.
•Whilst the H&T Directors remain confident in the long-term prospects of the business on a standalone basis, they also recognise the risks associated with H&T executing on its strategy and delivering such value to H&T Shareholders as an independent quoted company. Accordingly, the H&T board has assessed FirstCash’s offer in this context.
•The board of H&T believes that the Acquisition provides an attractive offer for H&T Shareholders to realise immediate cash value for their investment, at a significant premium of approximately:
•44% to the closing price of 458 pence per H&T Share as at the close of business on the Latest Practicable Date;
•71% to the volume-weighted average closing price of 385 pence per H&T Share for the 3-month period ended at the close of business on the Latest Practicable Date; and
•78% to the volume-weighted average closing price of 372 pence per H&T Share for the 6-month period ended at the close of business on the Latest Practicable Date.
•Notwithstanding the progress made in executing on H&T’s strategy and the track record H&T has built as a public company, there remain operational, commercial, funding, and market risks associated with the achievement, timing and delivery of future value to H&T Shareholders.
•The board of H&T notes that should there be a significant adverse movement in the gold price from the recent historic highs, this could impact the business. The uncertain macroeconomic and fiscal outlook for the UK is expected to benefit the H&T Group’s pawnbroking activities, but there is a risk of adverse impact on retail and travel money revenue streams. Furthermore, there is the risk of additional cost pressures arising from future employment legislation or tax changes, as experienced last year. Consequently, the H&T Directors are of the view that there remain a number of challenges to achieving the business plan in a reasonable timeframe and that the Acquisition accelerates and de-risks the delivery of value to H&T Shareholders.
•The support and backing of a large, well-resourced and well-capitalised, international platform significantly improves the strategic positioning of H&T in its marketplace. The H&T Directors believe that ownership by FirstCash would further support H&T in investing for growth and accelerating the deployment of its strategy, which would benefit employees and customers. In addition, many of H&T’s employees would benefit from being part of an international organisation that has the potential to offer expanded career development opportunities.
•The Acquisition provides H&T Shareholders with the opportunity to realise the value of their holdings in cash at a significant premium to the prevailing share price, at a higher level than the H&T Shares have ever traded on AIM.
•The H&T Directors have carefully considered the proposal from FirstCash and the terms of the Cash Consideration, and whilst the H&T Directors believe that H&T is well-positioned to make continued progress as a standalone company quoted on AIM, they have concluded that the terms of the Acquisition fairly recognise the value of the future prospects of H&T’s business and provide H&T Shareholders with an attractive opportunity to realise the value of their holdings in H&T in cash at a material premium.
•Furthermore, the H&T Directors have also considered FirstCash’s stated intentions for the business, its employees and other stakeholders, including regulators and customers, as set out in paragraph 9 of this announcement. The H&T Directors believe the Acquisition provides a stable and supportive ownership structure for the next phase of H&T’s development, providing both access to capital for H&T’s development and continuity for H&T’s customers, employees and other stakeholders.
•Accordingly, having considered all of the above factors, the board of H&T intends to recommend unanimously the Acquisition to H&T Shareholders.
Timetable and conditions
•The Scheme and Acquisition will be subject to the terms and conditions set out in this announcement and to be set out in full in the Scheme Document, including amongst other things the satisfaction or (where applicable) waiver of the Conditions and certain further terms referred to in Appendix A to this announcement. These include, in particular:
•the approval of the Scheme by a majority in number of, representing not less than 75% in value of the H&T Shares voted by, Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, at the Court Meeting;
•the approval of the Resolutions by the requisite majority of H&T Shareholders at the General Meeting;
•the satisfaction of the FCA Change in Control Condition;
•the satisfaction of the CMA Condition; and
•the sanction of the Scheme by the Court.
•It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be sent to H&T Shareholders and (for information only) participants in the H&T Share Scheme within 28 days of this announcement (or such later time as H&T, Bidco and the Panel agree).
•The Acquisition is expected to become Effective in the second half of 2025, subject to the satisfaction or (where applicable) waiver of all relevant conditions, including the Conditions. An expected timetable of key events relating to the Acquisition will be provided in the Scheme Document.
•Commenting on the Acquisition, Rick L. Wessel (CEO of FirstCash) said:
“We are excited to add H&T, the leading pawn operator in the United Kingdom, as part of FirstCash’s global platform. This strategic transaction provides an entry into a significant new market, which we believe will unlock additional growth opportunities for FirstCash. We have great confidence in H&T’s continued success, given their proven track record, coupled with their experienced management and operations team. FirstCash looks forward to working together to drive long-term value for all of our customers, employees, and shareholders.”
•Commenting on the Acquisition, Simon Walker (Non-Executive Chairman of H&T) said
“I am proud of the progress H&T has made in recent years, during which time the business has been transformed against a backdrop of significant macroeconomic challenges, including the COVID-19 pandemic, inflationary pressures, rising interest rates and a broader cost of living crisis. Throughout this period, the board of H&T and the wider management team have remained focused on strengthening the company’s foundations and positioning it for long-term success.
The board of H&T is focused on delivering maximum value for H&T Shareholders, and whilst we remain confident in H&T’s prospects as a standalone quoted company, we also recognise that the Offer Value allows H&T Shareholders to realise their investment at an attractive price in cash. At the same time, I am confident that H&T will continue to flourish under the ownership of FirstCash.
Following careful consideration, the H&T Directors have unanimously concluded that they intend to recommend this offer, considering it to be in the interests of all our shareholders and wider stakeholders.”
•Commenting on the Acquisition, Chris Gillespie (CEO of H&T) said:
“The Acquisition has a compelling strategic rationale, bringing together two businesses with complementary offerings focussed on the values and benefits of their customers. I am extremely proud of H&T, we have built a fantastic team and highly attractive business, and FirstCash’s offer is a clear acknowledgment of this. It's clear to us that FirstCash has full appreciation of our capabilities, the dedication of our employees, commitment to the customer and with their backing and support, I am confident H&T will have an extremely bright future.”
This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). The Acquisition will be subject to the Conditions and certain further terms herein and set out in Appendix A to this announcement and to the full terms and conditions to be set out in the Scheme Document. Appendix B to this announcement contains the sources and bases of certain information contained in this summary and the following announcement. Appendix C to this announcement contains details of the irrevocable undertakings received by Bidco. Appendix D contains the definitions of certain terms used in this summary and the following announcement.
The person responsible for arranging the release of this announcement on behalf of H&T is Fiona Woolfe, Company Secretary. H&T’s Legal Entity Identifier is 2138006N2X1XSBSDSU74.
Enquiries

FirstCash and Bidco Rick L. Wessel (CEO & Vice-Chairman of the Board) / T. Brent Stuart (President & COO) / R. Douglas Orr (Executive Vice President & CFO)	+1 (0)817 886 6998
Jefferies (Sole Financial Adviser to FirstCash and Bidco) Andrea Lee / Paul Bundred / Carolyn Connor / James Umbers	+44 (0)20 7029 8000
H&T Chris Gillespie (CEO) / Diane Giddy (CFO)	+44 (0)20 8225 2700
Canaccord Genuity (Lead Financial Adviser, Joint Corporate Broker and Joint Rule 3 Adviser to H&T) Stuart Andrews / George Grainger (Corporate Broking) Sunil Duggal / Bill Gardiner (Investment Banking)	+44 (0)20 7523 8000
Shore Capital (Joint Financial Adviser, Nominated Adviser, Joint Corporate Broker and Joint Rule 3 Adviser to H&T) Guy Wiehahn (Corporate Broking) Stephane Auton / Sophie Collins (Corporate Advisory)	+44 (0)20 7408 4090
Alma Strategic Communications (PR Adviser to H&T) Sam Modlin / Andy Bryant / Rebecca Sanders-Hewett / Will Merison	+44 (0)20 3405 0205 handt@almastrategic.com

Alston & Bird LLP and Macfarlanes LLP are, respectively, acting as US and English law legal advisers to FirstCash and Bidco in connection with the Acquisition. Gowling WLG (UK) LLP is acting as legal adviser to H&T in connection with the Acquisition.
Further information
This announcement is for information purposes and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of H&T in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document). H&T and Bidco urge H&T Shareholders to read the Scheme Document when it becomes available, because it will contain important information relating to the Acquisition.
This announcement is an advertisement and does not constitute a prospectus or prospectus equivalent document.
Please be aware that addresses, electronic addresses and certain other information provided by H&T Shareholders, persons with information rights and other relevant persons for the receipt of communications from H&T may be provided to Bidco during the offer period as required under Section 4 of Appendix 4 to the Code to comply with Rule 2.11(c) of the Code.
Jefferies, which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for FirstCash and Bidco and no one else in connection with the Acquisition and will not regard any other person as its client in relation to the matters in this announcement and will not be responsible to anyone other than FirstCash and Bidco for providing the protections afforded to clients of Jefferies, nor for providing advice in relation to any matter referred to in this announcement. Neither Jefferies nor any of its affiliates (nor their respective directors, officers, employees or agents) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained herein or otherwise.
Canaccord Genuity, which is authorised and regulated by the FCA in the United Kingdom, is acting as lead financial adviser, joint corporate broker and joint Rule 3 adviser to H&T and no one else in connection with the Acquisition and will not be responsible to anyone other than H&T for providing the protections afforded to clients of Canaccord Genuity, nor for providing advice in connection with the matters referred to in this announcement. Neither Canaccord Genuity nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Canaccord Genuity in connection with this announcement, any statement contained herein, any offer or otherwise.
Shore Capital & Corporate Limited and Shore Capital Stockbrokers Limited (either individually or collectively, “Shore Capital”), which are authorised and regulated by the FCA in the United Kingdom, are acting as acting as joint financial adviser, Nominated Adviser, joint corporate broker and joint Rule 3 adviser to H&T and no one else in connection with the Acquisition and will not regard any other person as its client in relation to the Acquisition and will not be responsible to anyone other than H&T for providing the protections afforded to clients of Shore Capital, nor for providing advice in relation to any matter referred to in this announcement. Neither Shore Capital nor any of their affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Shore Capital in connection with the matters referred to in this announcement, any statement contained herein or otherwise.

Overseas jurisdictions
The release, publication or distribution of this announcement in or into jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their H&T Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law, the AIM Rules and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England.
Copies of this announcement and formal documentation relating to the Acquisition will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.
The availability of the Acquisition to H&T Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
The Acquisition shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the AIM Rules.
Additional information for US investors
The Acquisition is being made to acquire the shares of an English company by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which are different from the disclosure requirements of the US tender offer and proxy solicitation rules. The financial information included in this announcement and the Scheme documentation has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable US laws and regulations.
The receipt of cash pursuant to the Acquisition by a US holder as consideration for the transfer of its H&T Shares pursuant to the Scheme will likely be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws. Each H&T Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to them.

In accordance with normal United Kingdom practice and pursuant to Rule 14e-5(b) of the US Exchange Act (to the extent applicable), Bidco, its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, H&T Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition becomes Effective, lapses or is otherwise withdrawn. If such purchases or arrangements to purchase were to be made, they would be made outside of the US and would be in accordance with applicable law, including the US Exchange Act and the Code. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.
Forward looking statements
This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by FirstCash, Bidco and H&T contain statements which are, or may be deemed to be, “forward-looking statements”. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of FirstCash, Bidco and H&T about future events, and are, therefore, subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement include statements relating to the expected effects of the Acquisition on FirstCash, Bidco and H&T, the expected timing and scope of the Acquisition, the expected benefits of the Acquisition to FirstCash, Bidco and H&T and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “goal”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although FirstCash, Bidco and H&T believe that the expectations reflected in such forward-looking statements are reasonable, FirstCash, Bidco and H&T can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are the ability to satisfy the Conditions, including approval of the Acquisition by H&T Shareholders and receipt of required regulatory approvals, the ability to realise the anticipated benefits from the Acquisition, changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions, and any epidemic, pandemic or disease outbreak. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should, therefore, be construed in the light of such factors. Neither FirstCash, Bidco nor H&T, nor any of their respective associates or directors, members, managers, partners, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place any reliance on these forward-looking statements. The forward-looking statements speak only at the date of this announcement. All subsequent oral or written forward-looking statements attributable to FirstCash, Bidco or any member of the Wider Bidco Group or the H&T Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. Other than in accordance with their legal or regulatory obligations, neither FirstCash, Bidco nor H&T is under any obligation, and FirstCash, Bidco and H&T expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Dealing disclosure requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
No profit forecasts, estimates or quantified financial benefits statements
No statement in this announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for FirstCash, Bidco or H&T, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for FirstCash, Bidco or H&T, as appropriate.
Rounding
Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of figures that precede them.

General
Bidco reserves the right to elect, with the consent of the Panel and subject to the terms of the Cooperation Agreement, to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. If the Acquisition is effected by way of a Takeover Offer, and such offer becomes or is declared unconditional and sufficient acceptances are received, Bidco intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act so as to acquire compulsorily the remaining H&T Shares in respect of which the Takeover Offer has not been accepted.
Investors should be aware that Bidco may purchase H&T Shares otherwise than under any Takeover Offer or the Scheme, including pursuant to privately negotiated purchases.
If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriate authorised independent financial adviser.
Rule 2.9 of the Code
For the purposes of Rule 2.9 of the Code, H&T confirms that it has in issue 43,987,934 ordinary shares of 5 pence each. The ISIN for the shares is GB00B12RQD06. H&T holds no shares in treasury.
Publication on website and hard copies
A copy of this announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on FirstCash’s website at https://investors.firstcash.com/ and on H&T’s website at https://handt.co.uk/pages/investor-relations by no later than 12 noon (London time) on the Business Day following publication of this announcement. For the avoidance of doubt, the contents of any websites referred to in this announcement are not incorporated into and do not form part of this announcement.
H&T Shareholders, persons with information rights and participants in the H&T Share Scheme
In accordance with Rule 30.3 of the Code, H&T Shareholders, persons with information rights and participants in the H&T Share Scheme may request a hard copy of this announcement (and any document or information incorporated into it by reference to another source) by contacting H&T’s registrars, Equiniti, by writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom or by calling them during business hours on +44 (0)371 384 2030. Lines are open from 8.30 a.m. to 5.30 p.m. (London time) Monday to Friday (except English and Welsh public holidays). Calls are charged at the standard geographical rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement (and any document or information incorporated by reference into this announcement) will not be sent unless so requested. In accordance with Rule 30.3 of the Code, such persons may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be sent in hard copy form.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
FOR IMMEDIATE RELEASE
14 May 2025
RECOMMENDED FINAL* CASH ACQUISITION
of
H&T GROUP PLC
by
CHESS BIDCO LIMITED
(an indirect wholly-owned subsidiary of FirstCash Holdings, Inc.)
to be implemented by means of a scheme of arrangement under
Part 26 of the Companies Act 2006
1Introduction
The boards of directors of Chess Bidco Limited (“Bidco”) and H&T Group plc (“H&T”) are pleased to announce that they have reached agreement on the terms of a recommended final* cash acquisition, pursuant to which Bidco, a newly-formed indirect wholly-owned subsidiary of FirstCash Holdings, Inc. (“FirstCash”), will acquire the entire issued and to be issued share capital of H&T.
It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act, although Bidco reserves the right to elect, with the consent of the Panel and subject to the terms of the Cooperation Agreement, to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme.
2The Acquisition
Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix A to this announcement and to the full terms and conditions which will be set out in the Scheme Document, each H&T Shareholder at the Scheme Record Time will be entitled to receive:
for each H&T Share held: 661 pence in cash (the “Offer Value”)
comprising:
•650 pence in cash from Bidco (the “Cash Consideration”); and
•the final dividend of 11 pence per H&T Share due to be paid on 27 June 2025, subject to approval by H&T Shareholders on 15 May 2025 (the “Permitted Dividend”).
The Offer Value represents a premium of approximately:
•44% to the closing price of 458 pence per H&T Share as at the close of business on the Latest Practicable Date;
•71% to the volume-weighted average closing price of 385 pence per H&T Share for the 3-month period ended at the close of business on the Latest Practicable Date; and

•78% to the volume-weighted average closing price of 372 pence per H&T Share for the 6-month period ended at the close of business on the Latest Practicable Date.
* The financial terms of the Acquisition are final* and will not be increased or improved, except that Bidco reserves the right to increase the amount of the Cash Consideration (i) if there is an announcement on or after the date of this announcement of a possible offer or a firm intention to make an offer for H&T by a third party or (ii) with the consent of the Panel (which will be granted only in wholly exceptional circumstances).
The terms of the Acquisition value the entire issued and to be issued share capital of H&T at approximately £297 million on a fully diluted basis and imply an enterprise value of H&T on a pre-IFRS 16 basis of approximately £351 million.
If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital or value is announced, declared, made or paid or becomes payable in respect of H&T Shares (other than the Permitted Dividend), or if the Permitted Dividend exceeds 11 pence per H&T Share, Bidco will reduce the consideration payable under the terms of the Acquisition by an amount per H&T Share up to the amount of such dividend and/or distribution and/or return of capital or value (or, in the case of the Permitted Dividend, by the amount in excess of 11 pence per H&T Share). In such circumstances, H&T Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made or paid.
3Background to and reasons for the Acquisition
FirstCash has a long-standing strategy with existing pawn operations and a track record of successfully expanding its operations further in strategic US and Latin American markets, having opened or acquired 1,365 pawn stores since 2017. H&T represents a compelling opportunity for FirstCash to expand its operations into the UK and the combination of FirstCash and H&T will create the largest publicly traded pawn platform in the US, Latin America and the UK.
The acquisition of H&T builds on FirstCash’s strong strategic momentum and is expected to result in the following benefits:
•Establishes FirstCash as the leading operator of pawn stores in the UK: H&T represents a highly complementary strategic fit as the UK’s largest pawnbroker, operating with a network of 285 stores;
•Expands FirstCash’s geographic reach: Entry into the UK pawn market represents another major step in FirstCash’s international growth strategy, adding further geographic diversification to FirstCash’s existing US and Latin American pawn operations;
•Unlocks further growth opportunities: H&T’s well-recognised brand provides FirstCash with a platform for increased penetration across key regions of the UK and opens the door for potential expansion into other European markets;
•Enhances scale and operating leverage: The addition of 285 stores increases FirstCash’s scale, operational footprint and ability to leverage efficiencies across its global platform;
•Adds experienced UK-based leadership: H&T’s seasoned management team brings deep local expertise and a proven track record of performance, positioning FirstCash to drive strong execution and continued momentum in the UK market; and

•Financially compelling: The Acquisition is expected to be meaningfully accretive to both EBITDA and earning per share, strengthening FirstCash’s financial profile and long-term shareholder value.
4Recommendation
The H&T Directors believe that the Offer Value represents an attractive opportunity for H&T Shareholders to realise an immediate cash return at a significant premium to the recent trading price for their H&T Shares.
The H&T Directors, who have been so advised by each of Canaccord Genuity and Shore Capital as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its financial advice to the H&T Directors, Canaccord Genuity and Shore Capital have taken into account the commercial assessments of the H&T Directors. Canaccord Genuity and Shore Capital are providing independent financial advice to the H&T Directors for the purposes of Rule 3 of the Code.
Accordingly, the H&T Directors intend to recommend unanimously that H&T Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, in the event that the Acquisition is implemented by way of a Takeover Offer, to accept or procure the acceptance of the Takeover Offer), as those H&T Directors who are interested in H&T Shares have irrevocably undertaken to do in respect of their aggregate beneficial holdings of 249,938 H&T Shares (representing approximately 0.57% of H&T’s issued share capital as at the close of business on the Latest Practicable Date).
5Background to and reasons for the recommendation
Background
H&T is the UK’s largest pawnbroker and a leading retailer of high quality new and pre-owned jewellery and watches. With 285 stores across the UK, H&T provides a range of transparent and accessible financial products tailored for a customer base which has limited access to, or is excluded from, the traditional banking sector. H&T’s stores are located in towns and cities across England, Scotland and Wales, embodying their commitment to accessibility and community.
H&T’s goal is to offer an accessible and convenient source of funds, whilst fostering lasting relationships with their customers in-store. The business is committed to delivering exceptional customer service and investing significantly in training employees on their products and services throughout their journey with H&T.
In 2006, H&T’s shares were successfully admitted to trading on AIM as a means to enhance the H&T’s profile, assist with business growth, and provide access to capital to support its longer-term strategic objectives. Since then, H&T’s store estate has grown to 285 stores as at 31 December 2024, with the pledge book net carrying value increasing from £24 million (UK GAAP) to £158 million (IFRS) over the same period, supporting a consistent track record of sustainable revenue and earnings growth.
The board of H&T received an unsolicited non-binding proposal from FirstCash to acquire H&T in December 2024. This was rejected by the H&T board. Over the next month H&T received three further proposals, each of which was rejected. However, following the fourth proposal, the H&T board and its advisers engaged with FirstCash and its advisers, to provide information on H&T and access to management. The Offer Value follows extensive discussions and negotiations between H&T, H&T’s advisers and FirstCash, which resulted in a number of further proposals and a meaningful increase in value to the Offer Value.
The H&T Directors believe that the Offer Value represents an attractive opportunity for shareholders to realise the full value of their investment in cash and at a level that fairly reflects H&T’s prospects, taking into account its market position, long-term strategy, and the broader macroeconomic environment.
Reasons for the recommendation
Whilst the H&T Directors remain confident in the long-term prospects of the business on a standalone basis, they also recognise the risks associated with H&T executing on its strategy and delivering such value to H&T Shareholders as an independent quoted company. Accordingly, the H&T board has assessed FirstCash’s offer in this context.
The board of H&T believes that the Acquisition provides an attractive offer for H&T Shareholders to realise immediate cash value for their investment, at a significant premium of approximately:
•44% to the closing price of 458 pence per H&T Share as at the close of business on the Latest Practicable Date;
•71% to the volume-weighted average closing price of 385 pence per H&T Share for the 3-month period ended at the close of business on the Latest Practicable Date; and
•78% to the volume-weighted average closing price of 372 pence per H&T Share for the 6-month period ended at the close of business on the Latest Practicable Date.
Notwithstanding the progress made in executing on H&T’s strategy and the track record H&T has built as a public company, there remain operational, commercial, funding, and market risks associated with the achievement, timing and delivery of future value to H&T Shareholders.
The board of H&T notes that should there be a significant adverse movement in the gold price from the recent historic highs, this could impact the business. The uncertain macroeconomic and fiscal outlook for the UK is expected to benefit the H&T Group’s pawnbroking activities, but there is a risk of adverse impact on retail and travel money revenue streams. Furthermore, there is the risk of additional cost pressures arising from future employment legislation or tax changes, as experienced last year. Consequently, the H&T Directors are of the view that there remain a number of challenges to achieving the business plan in a reasonable timeframe and that the Acquisition accelerates and de-risks the delivery of value to H&T Shareholders.
The support and backing of a large, well-resourced and well-capitalised, international platform significantly improves the strategic positioning of H&T in its marketplace. The H&T Directors believe that ownership by FirstCash would further support H&T in investing for growth and accelerating the deployment of its strategy, which would benefit employees and customers. In addition, many of H&T’s employees would benefit from being part of an international organisation that has the potential to offer expanded career development opportunities.
The Acquisition provides H&T Shareholders with the opportunity to realise the value of their holdings in cash at a significant premium to the prevailing share price, at a higher level than the H&T Shares have ever traded at on AIM.
The H&T Directors have carefully considered the proposal from FirstCash and the terms of the Cash Consideration, and whilst the H&T Directors believe that H&T is well-positioned to make continued progress as a standalone company quoted on AIM, they have concluded that the terms of the Acquisition fairly recognise the value of the future prospects of H&T’s business and provide H&T Shareholders with an attractive opportunity to realise the value of their holdings in H&T in cash at a material premium.
Furthermore, the H&T Directors have also considered FirstCash’s stated intentions for the business, its employees and other stakeholders, including regulators and customers, as set out in paragraph 9 of this announcement. The H&T Directors believe the Acquisition provides a stable and supportive ownership structure for the next phase of H&T’s development, providing both access to capital for H&T’s development and continuity for H&T’s customers, employees and other stakeholders.
Accordingly, having considered all of the above factors, the board of H&T intends to recommend unanimously the Acquisition to H&T Shareholders.
6Irrevocable undertakings
H&T Directors
Bidco has received irrevocable undertakings from those H&T Directors who are interested in H&T Shares to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, in the event that the Acquisition is implemented by way of a Takeover Offer, to accept or procure the acceptance of the Takeover Offer) in respect of their aggregate beneficial holdings of 249,938 H&T Shares, representing approximately 0.57% of H&T’s issued share capital as at the close of business on the Latest Practicable Date.
Further details of these irrevocable undertakings (including the circumstances in which they may lapse) are set out in Appendix C to this announcement.
7Information relating to FirstCash and Bidco
FirstCash
FirstCash is a leading international operator of pawn stores and provider of technology-driven point-of-sale payment solutions, focused on serving cash and credit-constrained consumers.
FirstCash’s more than 3,000 pawn stores in 29 US states and the District of Columbia and in Latin America (which includes all the states in Mexico and the countries of Guatemala, Colombia and El Salvador) make small non-recourse pawn loans secured by pledged personal property and also sell a wide variety of jewellery, electronics, tools, appliances, sporting goods, musical instruments and other merchandise.
Through its wholly-owned subsidiary, American First Finance, FirstCash also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 14,500 active retail merchant partner locations located in all 50 US states, the District of Columbia and Puerto Rico.
FirstCash employs approximately 20,000 people between the US and Latin America. FirstCash is a Delaware corporation and its shares are publicly traded on the Nasdaq Stock Market and it is a component company in both the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index.
Bidco
Bidco is a company incorporated under the laws of England and Wales. Bidco is an indirect wholly-owned subsidiary of FirstCash and was formed for the purpose of implementing the Acquisition. Bidco has not traded or entered into any obligations other than in connection with the Acquisition.
8Information relating to H&T
Established in 1897, H&T is the UK’s largest pawnbroker and the UK’s sixth largest jewellery retailer. H&T provides a range of transparent and accessible financial products tailored for a customer base which has limited access to, or is excluded from, the traditional banking sector. These products include pawnbroking, retail and foreign currency.
H&T’s 285 stores are located in towns and cities across England, Scotland and Wales and provide customers with small-sum short-term non-recourse pawnbroking loans secured by pledged personal property, which consists primarily of gold, jewellery items and watches. H&T also buys and sells new and pre-owned gold, jewellery items and watches, along with providing foreign currency exchange, international money transfer, third-party cheque encashment and watch repair services to its customers.
H&T’s goal is to offer an accessible and convenient source of funds, whilst fostering lasting relationships with their customers in-store. The business is committed to delivering exceptional customer service and investing significantly in training employees on their products and services.
H&T employs approximately 1,691 people across England, Scotland and Wales. H&T was admitted to trading on AIM in June 2006 and is regulated by the FCA for its pawnbroking activities.
Trading performance has been in line with management expectations during the period from 18 March 2025, the date of H&T’s announcement of its preliminary results for the twelve months ended 31 December 2024. The capital value of the H&T Group’s pledge book (excluding accrued interest and provisions) as at 12 May 2025 was £128 million (31 December 2024: £127 million).
9FirstCash’s and Bidco’s intentions in relation to H&T
FirstCash’s and Bidco’s strategic plans for H&T
FirstCash and Bidco believe that the acquisition of H&T represents a highly complementary strategic fit and will accelerate FirstCash’s international growth strategy by diversifying its earnings beyond the United States and Latin America, and entering a new market in the UK.
The Acquisition represents FirstCash’s entry into the UK pawnbroking market. Consequently, there will be limited integration of H&T in terms of stores, branding, commitment to customer service, and the ongoing provision of a range of transparent and accessible financial products tailored to a customer base which has limited access to, or is excluded from, the traditional banking sector.
The complementary nature of the combination of FirstCash’s and H&T’s businesses will in time lead to integration of certain back and middle office systems. FirstCash intends to conduct an internal review as soon as practicable following completion of the Acquisition, to determine the optimal end state, leveraging a best-in-breed approach. No definitive decisions have been made as to which systems will be retained.
Employees and executive team
FirstCash and Bidco recognise the importance of H&T’s employees, their role in providing outstanding customer service and how critical they are to the success of combining the two businesses. Furthermore, H&T’s employees would benefit from being part of a global organisation that offers diverse and rich cultures, expanded career development opportunities and a common philosophy aligned on delivering excellence and innovation in the world-class services FirstCash provides to its customers.
The synergy analysis carried out by FirstCash to date has confirmed the potential to generate certain expected cost synergies. FirstCash and Bidco expect to work with H&T prior to completion of the Acquisition to undertake a detailed review of areas of integration. Based on their review to date, FirstCash and Bidco expect that, in order to achieve the expected benefits, there will be a reduction in certain roles related to H&T ceasing to be a publicly quoted company and as a result of overlapping central functions. This would not, however, result in a material reduction of H&T’s employee base.
Any workforce changes would be subject to comprehensive planning and any required information and consultation with any affected employees and/or their representatives in accordance with applicable law.
It is intended that, with effect from the Effective Date, the non-executive directors of H&T shall resign from their office.
Existing employment rights and pensions
FirstCash and Bidco confirm that, following the Effective Date, the existing contractual and statutory employment rights, including in relation to pensions, of all H&T employees will be fully safeguarded in accordance with applicable law. FirstCash and Bidco do not intend to make any material change to the conditions of employment or to the balance of skills and functions of the management and employees of H&T. H&T does not operate or contribute to any defined benefit pension schemes.
Management incentive arrangements
FirstCash and Bidco have not entered into, and have not had any discussions on proposals to enter into, any form of incentive arrangements with members of H&T’s management. FirstCash intends to put in place appropriate long-term incentive arrangements for H&T’s executive team following the completion of the Acquisition.
Headquarters and headquarter functions, locations, fixed assets and distribution centres and research and development
FirstCash does not intend to make any material changes to H&T’s fixed assets or asset base. Following completion of the Acquisition, FirstCash and Bidco may identify areas of the estate where investment can be increased or prioritised from an investment perspective. FirstCash and Bidco do not intend to make any changes to H&T’s headquarters or headquarter functions or places of business. H&T does not have any material research and development functions and accordingly FirstCash has no plans in this regard.
Trading Facilities
H&T is currently admitted to trading on AIM. As set out in paragraph 15, before the Effective Date an application will be made to the London Stock Exchange for the cancellation of the admission to trading of H&T Shares on AIM to take effect on the Business Day following the Effective Date. Trading in H&T Shares is expected to end at the close of business on the Business Day before the Effective Date. It is also intended that, following the Effective Date, H&T will be re-registered as a private limited company under the relevant provisions of the Companies Act.
Regulations and compliance
FirstCash and Bidco recognise the importance of maintaining the highest standards of conduct and integrity in the provision of financial services in the United Kingdom. They also recognise the importance of the regulatory and commercial environment in which the H&T Group operates, particularly with respect to the FCA’s Consumer Duty regulations, where the H&T Group has invested significantly.
Following completion of the Acquisition, FirstCash and Bidco intend to uphold and, where appropriate, enhance the H&T Group’s existing focus on delivering good outcomes for customers in line with the FCA’s Consumer Duty regulations. Furthermore, FirstCash and Bidco confirm their intention that, following completion of the Acquisition, the H&T Group will continue to operate within the applicable regulatory and corporate governance frameworks of the United Kingdom. This includes continued adherence to the rules and guidance of the FCA and other relevant regulatory bodies, and the maintenance of an open and proactive relationship with each regulatory body.
FirstCash and Bidco are also committed to ensuring that the H&T Group continues to operate in a manner consistent with the principles of fair treatment, transparency, and high standards of customer care. As part of this, FirstCash and Bidco intend to support the H&T Group in maintaining robust systems and controls designed to ensure that customers’ needs are identified, understood, and addressed across the full product and service lifecycle. FirstCash and Bidco also recognise the importance of broader stakeholder interests, including employees, suppliers, regulators, and the communities in which the H&T Group operates. In this context, FirstCash and Bidco intend to engage constructively with these stakeholders where needed and to support the H&T Group in continuing to uphold its responsibilities as a responsible and sustainable business.
Rule 19.5 of the Code
No statement in this paragraph 9 constitutes a post-offer undertaking for the purposes of Rule 19.5 of the Code.
10Financing
Amended FirstCash Credit Facility
FirstCash currently envisages drawing down funds under its existing US revolving unsecured credit facility prior to the Effective Date to permit Bidco to finance the Acquisition and to pay related fees and expenses, including potential repayment of H&T’s outstanding indebtedness.
To this end, in connection with the Rule 2.7 Announcement, FirstCash and its wholly-owned subsidiary, FirstCash, Inc., entered into an amendment to its existing US revolving unsecured credit facility (the “Amended FirstCash Credit Facility”), pursuant to which, among other things, the Acquisition would be permitted under the terms of that facility by virtue of an increase in the non-loan party investment basket to allow the borrower under the Amended FirstCash Credit Facility to make investments in non-US subsidiaries up to the greater of $350,000,000 or 25% of consolidated net worth.
Although FirstCash currently envisages utilising borrowings under the Amended FirstCash Credit Facility for the purposes of the Acquisition, there can be no guarantee that such borrowings will be available at the Effective Date. In the event that such borrowings are not available at the Effective Date for the purposes of financing the Acquisition, Bidco may be required to utilise borrowings under the Bridge Credit Agreement (described and defined below), or another financing alternative.
Bridge Credit Agreement
In connection with the Acquisition, Bidco, FirstCash and FirstCash, Inc. entered into a bridge term loan credit agreement dated 14 May 2025 (the “Bridge Credit Agreement”) with Jefferies Finance LLC (as administrative agent), the other guarantors party thereto and the lenders party thereto, pursuant to which the lenders agreed to provide Bidco certain borrowings in an aggregate amount of up to £299 million on the terms and conditions set out in the Bridge Credit Agreement. The Bridge Credit Agreement provides a backstop for the financing of the Acquisition and satisfies the “certain funds” requirements under the Code.
Further information on the financing of the Acquisition will be set out in the Scheme Document.

Cash confirmation statement
Jefferies, in its capacity as financial adviser to Bidco, confirms that it is satisfied that sufficient resources are available to Bidco to satisfy in full the Cash Consideration payable by Bidco to H&T Shareholders under the terms of the Acquisition.
11Dividends
As part of the Offer Value, each H&T Shareholder will be entitled to receive the payment of the final dividend of 11 pence per H&T Share due to be paid on 27 June 2025, subject to approval by H&T Shareholders on 15 May 2025 at the H&T Annual General Meeting.
If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital or value is announced, declared, made or paid or becomes payable in respect of H&T Shares (other than the Permitted Dividend), or if the Permitted Dividend exceeds 11 pence per H&T Share, Bidco will reduce the consideration payable under the terms of the Acquisition by an amount per H&T Share up to the amount of such dividend and/or distribution and/or return of capital or value (or, in the case of the Permitted Dividend, by the amount in excess of 11 pence per H&T Share). In such circumstances, H&T Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made or paid. Where the consideration payable is so reduced, any reference in this announcement or in the Scheme Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced.
To the extent that any such dividend and/or distribution and/or other return of capital or value is announced, declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles Bidco to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph.
Any reduction by Bidco of the consideration payable under the terms of the Acquisition in the manner referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.
12H&T Share Scheme
Participants in the H&T Share Scheme will be contacted regarding the effect of the Acquisition on their rights and appropriate proposals will be made to such participants in due course. It is expected that details of these proposals will be set out in the Scheme Document.
13Offer-related arrangements
Confidentiality Agreement
FirstCash and H&T have entered into a confidentiality agreement dated 27 March 2025, pursuant to which FirstCash has undertaken, amongst other things, to: (i) keep confidential information relating to the Acquisition and H&T and not to disclose it to third parties (other than certain permitted parties) unless required by law or regulation; and (ii) use the confidential information only in connection with the appraisal or evaluation of H&T or considering, advising on, financing, negotiating or implementing the potential Acquisition.
The Confidentiality Agreement contains customary provisions relating to restrictions on share dealings and non-solicitation provisions.
The Confidentiality Agreement will continue in force until the earlier of (i) completion of the Acquisition and (ii) the later of two years after the date of the Confidentiality Agreement or when all confidential information provided under it has entered into the public domain other than as the direct or indirect result of a breach of the Confidentiality Agreement by FirstCash or members of its group.
Cooperation Agreement
Bidco and H&T have entered into a cooperation agreement dated 14 May 2025, pursuant to which, among other things, Bidco and H&T have each agreed to certain undertakings to co-operate and provide each other with reasonable information, assistance and access in relation to any filings, submissions and notifications to be made in relation to regulatory clearances and authorisations.
The Cooperation Agreement records the parties’ intentions to implement the Acquisition by way of Scheme, subject to the ability of Bidco to implement the Acquisition by way of a Takeover Offer in certain circumstances set out in the Cooperation Agreement and with the consent of the Panel.
The Cooperation Agreement will be capable of termination by either party in certain circumstances, including if the Acquisition does not become Effective by the Long-Stop Date, a competing transaction completes, becomes effective or is declared or becomes unconditional, the recommendation of the H&T Directors changes, or if the Acquisition is, with the permission of the Panel, withdrawn, terminated, or lapses in accordance with its terms prior to the Long-Stop Date.
Pursuant to the terms of the Cooperation Agreement, Bidco has undertaken that it will deliver a notice in writing to H&T no later than 11.59 p.m. on the Business Day prior to the Court Sanction Hearing confirming either: (i) the satisfaction or waiver of all Conditions (other than Condition 2.3); or (ii) if permitted by the Panel, that it intends to invoke a Condition.
The Cooperation Agreement also contains provisions that will apply in respect of the H&T Share Scheme and certain other employee incentive arrangements.
14Structure of and conditions to the Acquisition
It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between H&T and the Scheme Shareholders under Part 26 of the Companies Act. The procedure involves, among other things, an application by H&T to the Court to sanction the Scheme.
The purpose of the Scheme is to provide for Bidco to become the owner of the entire issued and to be issued share capital of H&T.
This is to be achieved by the transfer of H&T Shares to Bidco, in consideration for which H&T Shareholders will receive the Cash Consideration on the basis set out in paragraph 2 of this announcement. The transfer to Bidco of the H&T Shares pursuant to the Scheme is intended to result in H&T becoming a wholly-owned subsidiary of Bidco.
Conditions to the Acquisition
The Acquisition will be subject to the Conditions and certain further terms referred to in Appendix A to this announcement and to be set out in the Scheme Document when issued. In particular, the Scheme will become Effective only if, among other things, the following events occur on or before 11.59 pm (London time) on the Long-Stop Date:
(a)    a resolution to approve the Scheme is passed by a majority in number of, representing not less than 75% in value of the H&T Shares voted by, Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy;

(b)    the Resolutions are passed by the requisite majority of H&T Shareholders at the General Meeting;
(c)    the FCA Change in Control Condition is satisfied;
(d)    the CMA Condition is satisfied;
(e)    the Scheme is sanctioned by the Court (without modification, or with modification on terms agreed by Bidco and H&T); and
(f)    following the sanction by the Court, a copy of the Scheme Court Order is delivered to the Registrar of Companies.
Additionally, the Scheme will lapse if, amongst other things:
(a)    the Court Meeting and/or General Meeting are not held on or before the 22nd day after the expected date of such meetings, which will be set out in the Scheme Document in due course (or such later date, if any: (i) as Bidco and H&T may agree; or (ii) (in a competitive situation) as may be specified by Bidco with the consent of the Panel, and in each case that (if so required) the Court may allow);
(b)    the Court Sanction Hearing is not held on or before the 22nd day after the expected date of such hearing, which will be set out in the Scheme Document in due course (or such later date, if any: (i) as Bidco and H&T may agree; or (ii) (in a competitive situation) as may be specified by Bidco with the consent of the Panel, and in each case that (if so required) the Court may allow); or
(c)    the Scheme does not become Effective on or before 11.59 pm (London time) on the Long-Stop Date.
Bidco may invoke a Condition so as to cause the Acquisition not to proceed, lapse or to be withdrawn only with the consent of the Panel. Certain Conditions are not subject to this requirement. The Panel will normally give its consent only if the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise. Further details are set out in Part B of Appendix A to this announcement.
Upon the Scheme becoming Effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour); and (ii) share certificates in respect of H&T Shares will cease to be valid and entitlements to H&T Shares held within the CREST system will be cancelled. In accordance with the applicable provisions of the Code, the consideration for the transfer of the Scheme Shares to Bidco will be despatched within 14 days of the Effective Date.
Any H&T Shares (other than any Excluded Shares) issued before the Scheme Record Time which remain in issue at the Scheme Record Time will be subject to the terms of the Scheme. The Resolutions to be proposed at the General Meeting will, amongst other things, provide that H&T’s articles of association be amended to incorporate provisions requiring, among other things and subject to the Scheme becoming Effective, any H&T Shares issued or transferred after the Scheme Record Time (other than to Bidco and/or its nominees) to be automatically transferred to Bidco (or as Bidco may direct) on the same terms as the Acquisition (other than terms as to timings and formalities). The provisions of H&T’s articles of association (as amended) will avoid any person (other than Bidco, its nominees and any person to whom Bidco may direct the transfer of H&T Shares after the Effective Date) holding and retaining H&T Shares after the Effective Date.

If the Scheme does not become Effective on or before 11.59 pm (London time) on the Long-Stop Date, it will lapse and the Acquisition will not proceed (unless Bidco and H&T otherwise agree and the Panel otherwise consents).
The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Acquisition and will specify the necessary actions to be taken by H&T Shareholders. It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be sent to H&T Shareholders and (for information only) participants in the H&T Share Scheme within 28 days of this announcement (or such later time as H&T, Bidco and the Panel agree).
The Acquisition is expected to become Effective in the second half of 2025, subject to the satisfaction or (where applicable) waiver of all relevant conditions, including the Conditions. An expected timetable of key events relating to the Acquisition will be provided in the Scheme Document.
15Delisting and re-registration
It is intended that an application will be made to the London Stock Exchange for the cancellation of trading of the H&T Shares on AIM, with effect on the Business Day following the Effective Date.
The last day for dealings in H&T Shares on AIM is expected to be the last Business Day immediately prior to the Effective Date and no transfers shall be registered after 6.00 pm (London time) on that date. It is also intended that, following the Effective Date, H&T will be reregistered as a private limited company under the relevant provisions of the Companies Act.
16Disclosure of interests in H&T relevant securities
Except for the irrevocable undertakings referred to in paragraph 6 above, as at close of business on the Latest Practicable Date, neither Bidco, nor any of the directors of Bidco, nor, so far as the directors of Bidco are aware, any person acting in concert with Bidco for the purposes of the Acquisition had any interest in, right to subscribe for, or had borrowed or lent any H&T Shares or securities convertible or exchangeable into H&T Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the Code, in relation to H&T Shares or in relation to any securities convertible or exchangeable into H&T Shares.
In the interests of secrecy, Bidco has not made enquiries before the date of this announcement in respect of the matters referred to above of certain parties who may be deemed or presumed by the Panel to be acting in concert with Bidco for the purposes of the Acquisition. Enquiries of such parties will be made as soon as possible following the date of this announcement and Bidco confirms that, if and to the extent that any further disclosure is required, it will make such disclosure in accordance with Rule 8.1(a) of the Code as soon as possible and in any event by no later than the deadline stipulated by Note 2(a)(i) on Rule 8 of the Code.
17Overseas shareholders
The availability of the Acquisition and the distribution of this announcement to H&T Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. H&T Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.
This announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. H&T Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been dispatched.
18Documents published on a website
Copies of the following documents will, by no later than 12 noon (London time) on the first Business Day following the date of this announcement, be published on FirstCash’s website at https://investors.firstcash.com/ and on H&T’s website at https://handt.co.uk/pages/investor-relations until the end of the offer period:
(a)    this announcement;
(b)    the irrevocable undertakings referred to in paragraph 6 above;
(c)    the documents relating to the financing of the Acquisition referred to in paragraph 10 above;
(d)    the Confidentiality Agreement described in paragraph 13 above;
(e)    the Cooperation Agreement described in paragraph 13 above; and
(f)    the consent letters from each of Jefferies, Canaccord Genuity and Shore Capital referred to in paragraph 19 below.
19General
Bidco reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme (subject to the Panel’s consent and the terms of the Cooperation Agreement). In such event, the Takeover Offer will be implemented on the same terms, so far as applicable, and subject to the terms of the Cooperation Agreement, as those which would apply to the Scheme, subject to appropriate amendments to reflect, among other things, the change in the method of effecting the Acquisition (including, without limitation: (i) the inclusion of an acceptance condition set at 90% of the H&T Shares to which such Takeover Offer relates (or such other percentage as Bidco may, subject to the rules of the Code and the terms of the Cooperation Agreement and with the consent of the Panel, decide, being in any case more than 50% of the H&T Shares); and (ii) those required by, or deemed appropriate by, Bidco under applicable law, including US securities law). Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient H&T Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding H&T Shares to which such offer relates.
The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the AIM Rules and the FCA.
Each of Jefferies, Canaccord Genuity and Shore Capital has given and not withdrawn its consent to the inclusion in this announcement of references to its name in the form and context in which it appears.
The Acquisition will be subject to the Conditions and certain further terms set out herein and in Appendix A to this announcement and to the full terms and conditions which will be set out in the Scheme Document. Appendix B to this announcement contains the sources and bases of certain information contained in this announcement. Appendix C to this announcement contains details of irrevocable undertakings received by Bidco. Appendix D contains the definitions of certain terms used in this announcement.
It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be sent to H&T Shareholders and (for information only) participants in the H&T Share Scheme within 28 days of this announcement (or such later time as H&T, Bidco and the Panel agree).
The person responsible for arranging the release of this announcement on behalf of H&T is Fiona Woolfe, Company Secretary. H&T’s Legal Entity Identifier is 2138006N2X1XSBSDSU74.
Enquiries

FirstCash and Bidco Rick L. Wessel (CEO & Vice-Chairman of the Board) / T. Brent Stuart (President & COO) / R. Douglas Orr (Executive Vice President & CFO)	+1 (0)817 886 6998
Jefferies (Sole Financial Adviser to FirstCash and Bidco) Andrea Lee / Paul Bundred / Carolyn Connor / James Umbers	+44 (0)20 7029 8000
H&T Chris Gillespie (CEO) / Diane Giddy (CFO)	+44 (0)20 8225 2700
Canaccord Genuity (Lead Financial Adviser, Joint Corporate Broker and Joint Rule 3 Adviser to H&T) Stuart Andrews / George Grainger (Corporate Broking) Sunil Duggal / Bill Gardiner (Investment Banking)	+44 (0)20 7523 8000
Shore Capital (Joint Financial Adviser, Nominated Adviser, Joint Corporate Broker and Joint Rule 3 Adviser to H&T) Guy Wiehahn (Corporate Broking) Stephane Auton / Sophie Collins (Corporate Advisory)	+44 (0)20 7408 4090
Alma Strategic Communications (PR Adviser to H&T) Sam Modlin / Andy Bryant / Rebecca Sanders-Hewett / Will Merison	+44 (0)20 3405 0205 handt@almastrategic.com
Alston & Bird LLP and Macfarlanes LLP are, respectively, acting as US and English law legal advisers to FirstCash and Bidco in connection with the Acquisition. Gowling WLG (UK) LLP is acting as legal adviser to H&T in connection with the Acquisition.
Further information
This announcement is for information purposes and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of H&T in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document). H&T and Bidco urge H&T Shareholders to read the Scheme Document when it becomes available, because it will contain important information relating to the Acquisition.
This announcement is an advertisement and does not constitute a prospectus or prospectus equivalent document.
Please be aware that addresses, electronic addresses and certain other information provided by H&T Shareholders, persons with information rights and other relevant persons for the receipt of communications from H&T may be provided to Bidco during the offer period as required under Section 4 of Appendix 4 to the Code to comply with Rule 2.11(c) of the Code.
Jefferies, which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for FirstCash and Bidco and no one else in connection with the Acquisition and will not regard any other person as its client in relation to the matters in this announcement and will not be responsible to anyone other than FirstCash and Bidco for providing the protections afforded to clients of Jefferies, nor for providing advice in relation to any matter referred to in this announcement. Neither Jefferies nor any of its affiliates (nor their respective directors, officers, employees or agents) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained herein or otherwise.
Canaccord Genuity, which is authorised and regulated by the FCA in the United Kingdom, is acting as lead financial adviser, joint corporate broker and joint Rule 3 adviser to H&T and no one else in connection with the Acquisition and will not be responsible to anyone other than H&T for providing the protections afforded to clients of Canaccord Genuity, nor for providing advice in connection with the matters referred to in this announcement. Neither Canaccord Genuity nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Canaccord Genuity in connection with this announcement, any statement contained herein, any offer or otherwise.
Shore Capital & Corporate Limited and Shore Capital Stockbrokers Limited (either individually or collectively, “Shore Capital”), which are authorised and regulated by the FCA in the United Kingdom, are acting as acting as joint financial adviser, Nominated Adviser, joint corporate broker and joint Rule 3 adviser to H&T and no one else in connection with the Acquisition and will not regard any other person as its client in relation to the Acquisition and will not be responsible to anyone other than H&T for providing the protections afforded to clients of Shore Capital, nor for providing advice in relation to any matter referred to in this announcement. Neither Shore Capital nor any of their affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Shore Capital in connection with the matters referred to in this announcement, any statement contained herein or otherwise.
Overseas jurisdictions
The release, publication or distribution of this announcement in or into jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their H&T Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law, the AIM Rules and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England.
Copies of this announcement and formal documentation relating to the Acquisition will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.
The availability of the Acquisition to H&T Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
The Acquisition shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the AIM Rules.
Additional information for US investors
The Acquisition is being made to acquire the shares of an English company by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which are different from the disclosure requirements of the US tender offer and proxy solicitation rules. The financial information included in this announcement and the Scheme documentation has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable US laws and regulations.
The receipt of cash pursuant to the Acquisition by a US holder as consideration for the transfer of its H&T Shares pursuant to the Scheme will likely be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws. Each H&T Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to them.
In accordance with normal United Kingdom practice and pursuant to Rule 14e-5(b) of the US Exchange Act (to the extent applicable), Bidco, its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, H&T Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition becomes Effective, lapses or is otherwise withdrawn. If such purchases or arrangements to purchase were to be made, they would be made outside of the US and would be in accordance with applicable law, including the US Exchange Act and the Code. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.
Forward looking statements
This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by FirstCash, Bidco and H&T contain statements which are, or may be deemed to be, “forward-looking statements”. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of FirstCash, Bidco and H&T about future events, and are, therefore, subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement include statements relating to the expected effects of the Acquisition on FirstCash, Bidco and H&T, the expected timing and scope of the Acquisition, the expected benefits of the Acquisition to FirstCash, Bidco and H&T and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “goal”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although FirstCash, Bidco and H&T believe that the expectations reflected in such forward-looking statements are reasonable, FirstCash, Bidco and H&T can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are the ability to satisfy the Conditions, including approval of the Acquisition by H&T Shareholders and receipt of required regulatory approvals, the ability to realise the anticipated benefits from the Acquisition, changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions, and any epidemic, pandemic or disease outbreak. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should, therefore, be construed in the light of such factors. Neither FirstCash, Bidco nor H&T, nor any of their respective associates or directors, members, managers, partners, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place any reliance on these forward-looking statements. The forward-looking statements speak only at the date of this announcement. All subsequent oral or written forward-looking statements attributable to FirstCash, Bidco or any member of the Wider Bidco Group or the H&T Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. Other than in accordance with their legal or regulatory obligations, neither FirstCash, Bidco nor H&T is under any obligation, and FirstCash, Bidco and H&T expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Dealing disclosure requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
No profit forecasts, estimates or quantified financial benefits statements
No statement in this announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for FirstCash, Bidco or H&T, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for FirstCash, Bidco or H&T, as appropriate.
Rounding
Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of figures that precede them.
General
Bidco reserves the right to elect, with the consent of the Panel and subject to the terms of the Cooperation Agreement, to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. If the Acquisition is effected by way of a Takeover Offer, and such offer becomes or is declared unconditional and sufficient acceptances are received, Bidco intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act so as to acquire compulsorily the remaining H&T Shares in respect of which the Takeover Offer has not been accepted.
Investors should be aware that Bidco may purchase H&T Shares otherwise than under any Takeover Offer or the Scheme, including pursuant to privately negotiated purchases.
If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriate authorised independent financial adviser.
Rule 2.9 of the Code
For the purposes of Rule 2.9 of the Code, H&T confirms that it has in issue 43,987,934 ordinary shares of 5 pence each. The ISIN for the shares is GB00B12RQD06. H&T holds no shares in treasury.
Publication on website and hard copies
A copy of this announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on FirstCash’s website at https://investors.firstcash.com/ and on H&T’s website at

https://handt.co.uk/pages/investor-relations by no later than 12 noon (London time) on the Business Day following publication of this announcement. For the avoidance of doubt, the contents of any websites referred to in this announcement are not incorporated into and do not form part of this announcement.
H&T Shareholders, persons with information rights and participants in the H&T Share Scheme
In accordance with Rule 30.3 of the Code, H&T Shareholders, persons with information rights and participants in the H&T Share Scheme may request a hard copy of this announcement (and any document or information incorporated into it by reference to another source) by contacting H&T’s registrars, Equiniti, by writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom or by calling them during business hours on +44 (0)371 384 2030. Lines are open from 8.30 a.m. to 5.30 p.m. (London time) Monday to Friday (except English and Welsh public holidays). Calls are charged at the standard geographical rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement (and any document or information incorporated by reference into this announcement) will not be sent unless so requested. In accordance with Rule 30.3 of the Code, such persons may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be sent in hard copy form.

APPENDIX A    .
Conditions and Certain Further Terms of the Scheme and the Acquisition
Part A – Conditions to the Scheme and the Acquisition
Long-Stop Date
1The Acquisition is conditional upon the Scheme becoming unconditional and becoming effective, subject to the provisions of the Code, by no later than 11.59 pm on the Long-Stop Date.
Scheme approval
2The Scheme will be conditional upon:
2.1(i) its approval by a majority in number representing not less than 75% in value of the Scheme Shareholders who are on the register of members of H&T (or the relevant class or classes thereof, if applicable) at the Scheme Voting Record Time, present and voting (and entitled to vote), whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and (ii) such Court Meeting and any such separate class meeting or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any: (a) as Bidco and H&T may agree; or (b) (in a competitive situation) as may be specified by Bidco with the consent of the Panel, and in each case that (if so required) the Court may allow;
2.2(i) the Resolutions being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting; and (ii) such General Meeting or any adjournment of such meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any: (a) as Bidco and H&T may agree; or (b) (in a competitive situation) as may be specified by Bidco with the consent of the Panel, and in each case that (if so required) the Court may allow); and
2.3(i) the sanction of the Scheme by the Court with or without modification (but subject to any such modification being acceptable to Bidco and H&T); (ii) the Court Sanction Hearing being held on or before the 22nd day after the expected date of the Court Sanction Hearing to be set out in the Scheme Document in due course (or such later date, if any: (a) as Bidco and H&T may agree; or (b) (in a competitive situation) as may be specified by Bidco with the consent of the Panel, and in each case that (if so required) the Court may allow); and (iii) the delivery of the Scheme Court Order to the Registrar of Companies;.
In addition, subject to Part B of this Appendix A and to the requirements of the Panel, Bidco and H&T have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless such Conditions (as amended, if appropriate) have been satisfied or, where relevant, waived:
Official authorisations and regulatory clearances
FCA
3the FCA, as the appropriate regulator under FSMA, in respect of any prospective acquisition involving a change in ‘control’ of a H&T entity that is a ‘UK authorised person’:
3.1having notified each ‘incoming controller’ (in its capacity as a ‘section 178 notice-giver’) that it has determined to approve each notice-giver’s proposed acquisition, unconditionally, as contemplated by section 189(4)(a) of FSMA;

3.2having notified each section 178 notice-giver that it has decided to approve its acquisition, subject only to conditions, undertakings or requirements that Bidco (acting reasonably) considers acceptable in all respects, as contemplated by section 189(7) of FSMA; or
3.3being treated as having approved each notice-giver’s acquisition, as contemplated by section 189(6) of FSMA;
CMA
4following the submission of a Briefing Paper to the CMA, either:
4.1at the date upon which all other Conditions are satisfied or waived, the CMA having responded to the Briefing Paper to confirm that it has no further questions in respect of the Acquisition, and the CMA having not in relation to the Acquisition:
4.1.1confirmed in writing to either party that it intends, or is considering whether, to commence a Phase 1 Investigation;
4.1.2requested in writing from either Bidco or H&T the submission of a merger notice pursuant to section 96 of the EA;
4.1.3confirmed in writing to either Bidco or H&T that the statutory review period in which the CMA has to decide whether to make a Phase 2 Reference pursuant to section 34ZA of the EA has begun; or
4.1.4requested in writing from either Bidco or H&T documents, information, or attendance by witnesses (including under section 109 of the EA) which reasonably indicate that it is considering whether to request the submission of a merger notice pursuant to section 96 of the EA, or to commence the aforementioned statutory review period; or
4.2in the event that the CMA decides to commence a Phase 1 Investigation in relation to the Acquisition, the CMA issuing a decision that the Acquisition (including any matter arising therefrom or related thereto or any part of it) shall not be subject to a Phase 2 Reference, such decision being either unconditional or conditional on the CMA’s acceptance of undertakings in lieu under section 73 of the EA (or the applicable time period for the CMA to issue a decision having expired without it having done so and without it having made a Phase 2 Reference);
General Third Party official authorisations and regulatory clearances
5the waiver (or non-exercise within any applicable time limits) by any Third Party of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition) arising as a result of or in connection with the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, H&T by Bidco or any member of the Wider Bidco Group;
6all necessary filings or applications having been made in connection with the Acquisition and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider Bidco Group of any shares or other securities in, or control of, H&T and all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals reasonably deemed necessary or appropriate by Bidco or any member of the Wider Bidco Group for or in respect of the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, H&T or any member of the Wider H&T Group by any member of the Wider Bidco Group having been obtained in terms and in a form satisfactory to Bidco from all appropriate Third Parties or persons with whom any member of the Wider H&T Group has entered into contractual arrangements and all such material authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals deemed necessary or appropriate to carry on the business of any member of the Wider H&T Group which are material in the context of the Wider Bidco Group or the H&T Group as a whole or for or in respect of the Acquisition including, without limitation, its implementation or financing remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes Effective and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;
7no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having enacted, made or proposed any statute, regulation, decision or order, or change to published practice or having taken any other step, and there not continuing to be outstanding any statute, regulation, decision or order, which in each case would or might reasonably be expected to:
7.1require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Bidco Group or any member of the Wider H&T Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider Bidco Group or the Wider H&T Group, in either case taken as a whole or in the context of the Acquisition;
7.2require, prevent or delay the divestiture by any member of the Wider Bidco Group of any shares or other securities in H&T;
7.3impose any material limitation on, or result in a delay in, the ability of any member of the Wider Bidco Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider H&T Group or the Wider Bidco Group or to exercise voting or management control over any such member;
7.4otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Bidco Group or of any member of the Wider H&T Group to an extent which is material in the context of the Wider Bidco Group or the Wider H&T Group, in either case taken as a whole or in the context of the Acquisition;
7.5make the Acquisition or its implementation or the acquisition or proposed acquisition by Bidco or any member of the Wider Bidco Group of any shares or other securities in, or control of, H&T void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto;
7.6require any member of the Wider Bidco Group or the Wider H&T Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider H&T Group or the Wider Bidco Group owned by any third party;
7.7impose any limitation on the ability of any member of the Wider H&T Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition; or
7.8result in any member of the Wider H&T Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any H&T Shares having expired, lapsed or been terminated;
Certain matters arising as a result of any arrangement, agreement, etc.
8save as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider H&T Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, or any circumstance which in consequence of the Acquisition or the proposed acquisition of any shares or other securities (or equivalent) in H&T or because of a change in the control or management of H&T or otherwise, could or might result in any of the following to an extent which is material and adverse in the context of the Wider H&T Group, or the Wider Bidco Group, in either case taken as a whole, or in the context of the Acquisition:
8.1any moneys borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;
8.2any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising or any action being taken or arising thereunder;
8.3any asset or interest of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;
8.4the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any such member;
8.5the rights, liabilities, obligations or interests of any such member, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;
8.6the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;
8.7any such member ceasing to be able to carry on business under any name under which it presently does so; or
8.8the creation or acceleration of any liability, actual or contingent, by any such member (including any material tax liability or any obligation to obtain or acquire any material authorisation, order, grant, recognition, determination, confirmation, consent, licence, clearance, permission, exemption, approval, notice, waiver, concession, agreement or exemption from any Third Party or any person) other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Acquisition, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider H&T Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs 8.1 to 8.8 of this Condition;

Certain events occurring since 31 December 2024
9.save as Disclosed, no member of the Wider H&T Group having, since 31 December 2024:
9.1save as between H&T and wholly-owned subsidiaries of H&T or for H&T Shares issued under or pursuant to the exercise of options and vesting of awards granted under the H&T Share Scheme, issued or agreed to issue, authorised or proposed the issue of additional shares of any class;
9.2save as between H&T and wholly-owned subsidiaries of H&T or for the grant of options and awards and other rights under the H&T Share Scheme, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;
9.3other than (i) to another member of the H&T Group or (ii) the Permitted Dividend, prior to completion of the Acquisition, recommended, declared, paid or made any dividend or other distribution payable in cash or otherwise or made any bonus issue;
9.4save for intra-H&T Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and, in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.5save for intra-H&T Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.6issued, authorised or proposed the issue of, or made any change in or to, any debentures or (save for intra-H&T Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;
9.7purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs 9.1 or 9.2 above, made any other change to any part of its share capital in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.8save for intra-H&T Group transactions, implemented, or authorised, proposed or announced its intention to implement, any reconstruction, merger, demerger, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;
9.9entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude other than in the ordinary course of business, in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.10(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or steps or had any legal proceedings started or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.11entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider H&T Group or the Wider Bidco Group other than of a nature and extent which is normal in the context of the business concerned;
9.12waived or compromised any claim otherwise than in the ordinary course of business which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.13made any material alteration to its memorandum or articles of association or other incorporation documents;
9.14been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;
9.15entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this Condition 9;
9.16made or agreed or consented to any change to:
9.16.1the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider H&T Group for its directors, employees or their dependents;
9.16.2the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;
9.16.3the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or
9.16.4the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made, in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
9.17proposed, agreed to provide or modified the terms of the H&T Share Scheme or other benefit constituting a material change relating to the employment or termination of employment of a material category of persons employed by the Wider H&T Group or which constitutes a material change to the terms or conditions of employment of any senior employee of the Wider H&T Group, save as agreed by the Panel (if required) and by Bidco, or entered into or changed the terms of any contract with any director or senior executive;
9.18taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of H&T Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;
9.19entered into, or varied in a material way the terms of, any contracts, agreement or arrangement with any of the directors or senior executives of any members of the Wider H&T Group; or

9.20waived or compromised any claim which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition, otherwise than in the ordinary course;
No adverse change, litigation or regulatory enquiry
10save as Disclosed, since 31 December 2024:
10.1no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider H&T Group which, in any such case, is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition and no circumstances have arisen which would or might reasonably be expected to result in such adverse change or deterioration;
10.2no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider H&T Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party or other investigative body against or in respect of any member of the Wider H&T Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider H&T Group which in any such case has had or might reasonably be expected to have a material adverse effect on the Wider H&T Group taken as a whole or in the context of the Acquisition;
10.3no contingent or other liability of any member of the Wider H&T Group having arisen or become apparent to Bidco or increased which has had or might reasonably be expected to have a material adverse effect on the Wider H&T Group taken as a whole or in the context of the Acquisition;
10.4no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider H&T Group which in any case is material in the context of the Wider H&T Group taken as a whole;
10.5no member of the Wider H&T Group having conducted its business in breach of any applicable laws and regulations and which is material in the context of the Wider H&T Group as a whole or in the context of the Acquisition; or
10.6no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence or permit held by any member of the Wider H&T Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or would reasonably be expected to have, an adverse effect on the Wider H&T Group which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
No discovery of certain matters
11save as Disclosed, Bidco not having discovered:
11.1that any financial, business or other information concerning the Wider H&T Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider H&T Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading and which was not subsequently corrected before the date of this announcement by disclosure either publicly or otherwise to Bidco or its professional advisers, in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
11.2that any member of the Wider H&T Group or partnership, company or other entity in which any member of the Wider H&T Group has a significant economic interest and which is not a subsidiary undertaking of H&T, is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of the H&T Group for the financial year ended 31 December 2024, in each case, to the extent which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition; or
11.3any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider H&T Group and which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
12save as Disclosed, Bidco not having discovered that:
12.1any past or present member of the Wider H&T Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) or cost on the part of any member of the Wider H&T Group and which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
12.2there is, or is likely to be, for any reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider H&T Group to make good, remediate, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider H&T Group (or on its behalf) or by any person for which a member of the Wider H&T Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, regulation, notice, circular or order of any Third Party and which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition;
12.3circumstances exist (whether as a result of the making of the Acquisition or otherwise) which would be reasonably likely to lead to any Third Party instituting, or whereby any member of the Wider Bidco Group or any present or past member of the Wider H&T Group would be likely to be required to institute, an environmental audit or take any other steps which would in any such case be reasonably likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, reinstate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider H&T Group (or on its behalf) or by any person for which a member of the Wider H&T Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition; or
12.4circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider H&T Group which claim or claims would be likely, materially and adversely, to affect any member of the Wider H&T Group and which is material in the context of the Wider H&T Group taken as a whole or in the context of the Acquisition; and
Anti-corruption, economic sanctions, criminal property and money laundering
13save as Disclosed, Bidco not having discovered that:

13.1(i) any past or present member, director, officer or employee of the Wider H&T Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or (ii) any person that performs or has performed services for or on behalf of the Wider H&T Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks;
13.2any asset of any member of the Wider H&T Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule, or regulation concerning money laundering or proceeds of crime or any member of the Wider H&T Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering;
13.3any past or present member, director, officer or employee of the Wider H&T Group, or any other person for whom any such person may be liable or responsible, is or has engaged in any conduct which would violate applicable economic sanctions or dealt with, made any investments in, made any funds or assets available to or received any funds or assets from:
13.3.1any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HMRC; or
13.3.2any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the United Kingdom, the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable blocking law;
13.4any past or present member, director, officer or employee of the Wider H&T Group, or any other person for whom any such person may be liable or responsible:
13.4.1has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the U.S. Anti-Terrorism Act;
13.4.2has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State;
13.4.3has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or
13.4.4is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement; or

13.5any member of the Wider H&T Group is or has been engaged in any transaction which would cause Bidco to be in breach of any law or regulation upon the Acquisition becoming Effective, including but not limited to the economic sanctions of the United States Office of Foreign Assets Control, or HMRC, or any other relevant government authority.

Part B – Certain further terms of the Acquisition
1Subject to the requirements of the Panel, Bidco reserves the right in its sole discretion to waive:
1.1the deadline set out in Condition 1 in Part A of this Appendix A, and any of the deadlines set out in Condition 2 in Part A of this Appendix A for the timing of the Court Meeting and the General Meeting. If any such deadline is not met, Bidco will make an announcement by 8.00 am on the Business Day following such deadline, confirming whether it has invoked or waived the relevant Condition or extended the deadline in relation to the relevant Condition in accordance with the terms on which such deadline may be extended. In all other respects, Conditions 1 and 2 in Part A of this Appendix A cannot be waived; and
1.2in whole or in part, all or any of Conditions 3 to 13 (inclusive) in Part A of this Appendix A.
2Bidco shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as satisfied or fulfilled any of the Conditions that it is entitled (with the consent of the Panel and subject to the requirements of the Code) to invoke by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions of the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.
3Under Rule 13.5(a) of the Code and subject to the remaining provision of this paragraph 3, Bidco may invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn only with the consent of Panel. The Panel will normally give its consent only if the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise. Conditions 1 and 2 in Part A of this Appendix A and, if applicable, any acceptance condition if the Acquisition is implemented by means of a Takeover Offer, are not subject to this provision of the Code.
4Any Condition that is subject to Rule 13.5(a) of the Code may be waived by Bidco.
5If the Panel requires Bidco to make an offer or offers for any H&T Shares under the provisions of Rule 9 of the Code, Bidco may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.
6H&T Shares will be acquired by Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them as at the date of this announcement or subsequently attaching or accruing to them, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable, or any other return of capital or value made, on or after the date of this announcement, other than any dividend or distribution in respect of which Bidco exercises its rights under the terms of the Acquisition to reduce the consideration payable in respect of each H&T Share.
7If, on or after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital or value is announced, declared, made or paid or becomes payable in respect of H&T Shares (other than the Permitted Dividend), or if the Permitted Dividend exceeds 11 pence per H&T Share, Bidco will reduce the consideration payable under the terms of the Acquisition by an amount per H&T Share up to the amount of such dividend and/or distribution and/or return of capital or value (or, in the case of the Permitted Dividend, by the amount in excess of 11 pence per H&T Share). In such circumstances, H&T Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made or paid. Where the consideration payable is so reduced, any reference in this announcement or in the Scheme Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced. To the extent that any such dividend and/or distribution and/or other return of capital or value is announced, declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles Bidco to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph. Any reduction by Bidco of the consideration payable under the terms of the Acquisition in the manner referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.
8Bidco reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme (subject to the Panel’s consent and the terms of the Cooperation Agreement). In such event, the Takeover Offer will be implemented on the same terms, so far as applicable, and subject to the terms of the Cooperation Agreement, as those which would apply to the Scheme, subject to appropriate amendments to reflect, among other things, the change in the method of effecting the Acquisition (including, without limitation: (i) the inclusion of an acceptance condition set at 90% of the H&T Shares to which such Takeover Offer relates (or such other percentage as Bidco may, subject to the rules of the Code and the terms of the Cooperation Agreement and with the consent of the Panel, decide, being in any case more than 50% of the H&T Shares); and (ii) those required by, or deemed appropriate by, Bidco under applicable law, including US securities law). Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient H&T Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding H&T Shares to which such offer relates.
9The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.
10Unless otherwise determined by Bidco or required by the Code and permitted by applicable law and regulations, the Acquisition is not being, and will not be, made, directly or indirectly, in, into or by the use of the mail of, or by any other means or instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.
11The Scheme will be subject to the fulfilment (or waiver, if permitted) of the Conditions set out in Part A of this Appendix A, to the further terms set out in this Part B of this Appendix A, to the full terms and conditions which will be set out in the Scheme Document, and to such further terms as may be required to comply with the provisions of the Code.
12Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
13The Scheme will not become effective unless the Conditions have been fulfilled or (to the extent capable of waiver) waived or, where appropriate, have been determined by Bidco to be or remain satisfied by no later than the Long-Stop Date.
14This announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme and any proxies will be governed by English law and be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the AIM Rules and the FCA.

APPENDIX B    .
Bases and Sources
In this announcement, unless otherwise stated or the context otherwise requires, the following bases and sources have been used.
1.The fully diluted share capital of 44,880,403 H&T Shares is calculated on the basis of:
1.143,987,934 H&T Shares in issue as at the close of business on the Latest Practicable Date; plus
1.21,388,537 H&T Shares, being the maximum number of H&T Shares which could be issued on or after the date of this announcement to satisfy the exercise and vesting of awards outstanding under the H&T Share Scheme as at the close of business on the Latest Practicable Date; less
1.3the 496,068 H&T Shares which are already in issue and, as at the close of business on the Latest Practicable Date, were held by the H&T Group plc Employee Benefit Trust, which it is intended will be used to satisfy the exercise or vesting of awards (in accordance with the terms of the Cooperation Agreement).
2The value of approximately £297 million for the entire issued and to be issued share capital of H&T is based on:
2.1Cash Consideration of 650 pence per H&T Share;
2.2H&T’s fully diluted share capital of 44,880,403 H&T Shares, as set out in paragraph 1 above; and
2.3the Permitted Dividend of 11 pence per H&T Share to be received by the holders of the 43,987,934 H&T Shares in issue as at the Latest Practicable Date, as set out in paragraph 1.1 above.
3The pre-IFRS 16 enterprise value of H&T implied by the terms of the Acquisition, being £351 million, is based on:
3.1the value of H&T’s entire issued and to be issued ordinary share capital as set out in paragraph 2 above (comprising the aggregate amount of the Cash Consideration plus the aggregate amount of the Permitted Dividend); plus
3.2the net debt position of £54 million as at 31 December 2024.
4The premium calculations to the price per H&T Share used in this announcement have been calculated by reference to the closing market price of a H&T Share sourced from the Daily Official List on any particular date. The volume-weighted average prices have been derived from Bloomberg.
5Unless otherwise stated, the financial information relating to H&T is extracted from the audited consolidated financial statements of H&T for the financial year ended 31 December 2024.
6USD figures have been converted to GBP using the £:$ exchange rate of £1:$1.3277 as at the close of business on Latest Practicable Date, as derived from the Daily Official List.
7Certain figures included in this announcement have been subject to rounding adjustments.

APPENDIX C    .
Details of Irrevocable Undertakings
H&T Directors
Bidco has received irrevocable undertakings from those H&T Directors who are interested in H&T Shares to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, in the event that the Acquisition is implemented by way of a Takeover Offer, to accept or procure the acceptance of the Takeover Offer) in relation to the H&T Shares set out in the table below.

Name	Number of H&T Shares	Percentage of H&T’s issued share capital as at the close of business on the Latest Practicable Date
Christopher Gillespie	191,665	0.44
Simon Walker	30,000	0.07
Diane Giddy	28,273	0.06
These irrevocable undertakings remain binding in the event that a higher competing offer is made for H&T and will cease to be binding only if:
•the Scheme becomes effective in accordance with its terms or a Takeover Offer (if applicable) is declared unconditional in accordance with the requirements of the Code;
•Bidco announces, with the consent of the Panel, that it does not intend to proceed with the Acquisition and no new, revised or replacement scheme or offer is announced in accordance with Rule 2.7 of the Code at the same time or within two Business Days of announcement;
•the Scheme lapses or is withdrawn in accordance with its terms, unless Bidco announces, within five Business Days of such lapse or withdrawal and with the consent of the Panel, a firm intention to switch to a Takeover Offer (or vice versa, if Bidco elects to implement the Acquisition by way of a Takeover Offer); or
•the Scheme does not become effective by the Long-Stop Date, or, if Bidco elects to implement the Acquisition by way of a Takeover Offer, the Takeover Offer does not become unconditional by the Long-Stop Date in accordance with the requirements of the Code.

APPENDIX D
Definitions
The following definitions apply throughout this announcement unless the context requires otherwise.

“£”, “Sterling”, “pence” or “p”	the lawful currency of the United Kingdom
“$”, “USD”, “US$”, “US Dollars”, “cent” or “c”	the lawful currency of the US
“Acquisition”	the recommended final* cash acquisition by Bidco of the entire issued and to be issued share capital of H&T, to be implemented by way of the Scheme or (should Bidco so elect, subject to the consent of the Panel and to the terms of the Cooperation Agreement) by way of a Takeover Offer and, where the context admits, any subsequent revision, variation, extension or renewal thereof
“AIM”	AIM, a market operated by the London Stock Exchange
“AIM Rules”	the AIM Rules for Companies
“Amended FirstCash Credit Facility”	has the meaning given in paragraph 10 of this announcement
“Bidco”	Chess Bidco Limited, a private company limited by shares incorporated in England and Wales with registered number 16434757
“Bridge Credit Agreement”	has the meaning given in paragraph 10 of this announcement
“Briefing Paper”	a briefing paper in relation to the Acquisition prepared in accordance with the CMA’s Guidance on the CMA’s Mergers Intelligence Function (CMA56 Revised), or any updated or revised guidance as may be issued by the CMA from time to time
“Business Day”	a day (other than a Saturday, Sunday or public holiday in England) on which banks are open for business in London
“Canaccord Genuity”	Canaccord Genuity Limited
“Cash Consideration”	the cash consideration payable by Bidco pursuant to the terms of the Acquisition, being 650 pence per H&T Share
“CMA”	the United Kingdom’s Competition and Markets Authority
“CMA Condition”	the Condition set out in paragraph 4 of Part A of Appendix A to this announcement
“Code”	the City Code on Takeovers and Mergers
“Companies Act”	the Companies Act 2006
“Conditions”	the conditions to the implementation of the Acquisition (including the Scheme) as set out in Part A of Appendix A to this announcement and to be set out in the Scheme Document
“Confidentiality Agreement”	the confidentiality agreement dated 27 March 2025 between FirstCash and H&T entered into in connection with the Acquisition, further details of which are set out in paragraph 13 of this announcement
“Cooperation Agreement”
the agreement dated 14 May 2025 between Bidco and H&T and relating, among other things, to the implementation of the Acquisition, further details of which are set out in paragraph 13 of this announcement

“Court”	the High Court of Justice of England and Wales
“Court Meeting”	the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme, including any adjournment thereof

“Court Sanction Hearing”	the hearing of the Court to sanction the Scheme and, if such hearing is adjourned, reference to commencement of any such hearing shall mean the commencement of the final adjournment thereof
“CREST”
the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & International Limited is the Operator (as defined in such Regulations) in accordance with which securities may be held and transferred in uncertificated form

“Daily Official List”	the daily official list of the London Stock Exchange
“Dealing Disclosure”	has the same meaning as in Rule 8 of the Code
“Disclosed”
information which has been fairly disclosed by or on behalf of H&T:
(i)    in the annual report and accounts of the H&T Group for the financial year ended 31 December 2024;
(ii)    in this announcement;
(iii)    in any other public announcement to a Regulatory Information Service by, or on behalf of, H&T prior to the date of this announcement; and /or
(iv)    in writing to Bidco (or its officers, employees, agents or advisers in their capacity as such) by or on behalf of H&T in each case prior to the date of this announcement

“EA”	the Enterprise Act 2002
“Effective”
(i)    if the Acquisition is implemented by way of the Scheme, the Scheme having become effective pursuant to and in accordance with its terms; or
(ii)    if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or having become unconditional in accordance with the requirements of the Code

“Effective Date”	the date upon which the Acquisition becomes Effective
“Excluded Shares”
any H&T Shares:
(i)    registered in the name of, or beneficially owned, by FirstCash, Bidco or any other member of the Wider Bidco Group;
(ii)    held in treasury by H&T; or
(iii)    which Bidco and H&T agree will not be subject to the Scheme

“FCA”	the Financial Conduct Authority of the United Kingdom, acting in its capacity as the competent authority for the purposes of FSMA
“FCA Change in Control Condition”	the Condition set out in paragraph 3 of Part A of Appendix A to this announcement
“FirstCash”	FirstCash Holdings, Inc.
“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document
“FSMA”	the Financial Services and Markets Act 2000

“General Meeting”	the general meeting of H&T to be convened in connection with the Scheme, to consider and, if thought fit, approve the Resolutions, notice of which will be set out in the Scheme Document, including any adjournment thereof
“H&T”	H&T Group plc
“H&T Directors”	the directors of H&T at the time of this announcement or, where the context so requires, the directors of H&T from time to time
“H&T Group”	H&T and its subsidiary undertakings
“H&T Share Scheme”	the H&T Performance Share Plan
“H&T Shareholders”	the registered holders of H&T Shares from time to time
“H&T Shares”	ordinary shares of 5 pence each in the capital of H&T
“HMRC”	His Majesty’s Revenue and Customs
“IFRS”	International Financial Reporting Standards
“ISIN”	individual security identification number
“Jefferies”	Jefferies International Limited
“Latest Practicable Date”	13 May 2025, being the last Business Day prior to the date of this announcement
“London Stock Exchange”	London Stock Exchange plc
“Long-Stop Date”	31 December 2025, or such later date: (i) as may be agreed in writing by Bidco and H&T (with the Panel’s consent, if required); or (ii) (in a competitive situation) as may be specified by Bidco with the consent of the Panel, and, in each case, that (if so required) the Court may allow
“Offer Document”	should the Acquisition be implemented by way of a Takeover Offer, the offer document to be sent to (amongst others) H&T Shareholders setting out, amongst other things, the full terms and conditions of the Takeover Offer
“Offer Value”	661 pence per H&T Share, being the sum total per H&T Share of the Cash Consideration and the Permitted Dividend
“Opening Position Disclosure”	has the same meaning as in Rule 8 of the Code
“Overseas Shareholders”	H&T Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom
“Panel”	the Panel on Takeovers and Mergers
“Permitted Dividend”	the final dividend of 11 pence per H&T Share due to be paid on 27 June 2025, subject to approval by H&T Shareholders on 15 May 2025
“Phase 1 Investigation”	an investigation to determine whether to make a Phase 2 Reference
“Phase 2 Reference”	a reference made pursuant to section 33 of the EA to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 to conduct a phase 2 investigation
“Registrar of Companies”	the Registrar of Companies in England and Wales
“Regulatory Information Service”	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements
“Resolutions”	the shareholder resolution(s) to be proposed at the General Meeting necessary to approve, implement and effect the Scheme and the Acquisition, including (without limitation) a resolution to implement certain amendments to be made to the articles of association of H&T
“Restricted H&T Shareholders”	H&T Shareholders who are located in a Restricted Jurisdiction
“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to H&T Shareholders in that jurisdiction

“Scheme”	the scheme of arrangement proposed to be made under Part 26 of the Companies Act between H&T and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by H&T and Bidco
“Scheme Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act
“Scheme Document”	the document to be sent to (among others) H&T Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and General Meeting
“Scheme Record Time”	the time and date specified in the Scheme Document, expected to be 6.00 pm London time on the Business Day immediately prior to the Effective Date
“Scheme Shareholders”	holders of Scheme Shares
“Scheme Shares”
H&T Shares:
(i)    in issue as at the date of the Scheme Document;
(ii)    (if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and
(iii)    (if any) issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, but in each case other than the Excluded Shares

“Scheme Voting Record Time”	the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined
“Shore Capital”	Shore Capital and Corporate Limited and/or Shore Capital Stockbrokers Limited, as the context admits
“Substantial Interest”	a direct or indirect interest in 20% or more of the voting equity capital of an undertaking
“Takeover Offer”	if (subject to the consent of the Panel) Bidco elects to effect the Acquisition by way of a takeover offer (as defined in Chapter 3 of Part 29 of the Companies Act), the offer to be made by or on behalf of Bidco to acquire the issued and to be issued share capital of H&T on the terms and subject to the conditions to be set out in the related offer document
“Third Party”	a relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction
“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland
“United States of America” or “US”	the United States of America, its territories, possessions, any state of the United States and the District of Columbia
“US Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Wider Bidco Group”	FirstCash and the subsidiaries and subsidiary undertakings of FirstCash (including Bidco) and associated undertakings (including any joint venture, partnership, firm or company in which FirstCash or any such undertakings (aggregating their interests) have a Substantial Interest)
“Wider H&T Group”	H&T and the subsidiaries and subsidiary undertakings of H&T and associated undertakings (including any joint venture, partnership, firm or company in which any member of the H&T Group or any such undertakings (aggregating their interests) have a Substantial Interest)

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “undertaking”, “associated undertaking” have the meanings given to them by the Companies Act.
References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this announcement.
All references to time in this announcement are to London time, unless otherwise stated. References to the singular include the plural, and vice versa.